Exhibit 99.(j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Custodian and Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 37 to the Registration Statement (Form N-1A, No. 2-74980) of Morgan Stanley U.S. Government Money Market Trust and to the incorporation by reference of our report, dated March 23, 2012 on Morgan Stanley U.S. Government Money Market Trust included in the Annual Report to Shareholders for the fiscal year ended January 31, 2012.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
May 23, 2012